Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 11, 2006, except for Note 21 as to which the date is February 26, 2007, relating to the financial statements and financial statement schedule of Delphi Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s reorganization under chapter 11 and going concern assumptions), appearing in the Annual Report on Form 10-K of Delphi Corporation for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan
March 6, 2007